EXHIBIT 10.1

                   MINING LEASE AND OPTION T0 PURCHASE

     Lease made March 30, 1992, between Deer Trail Development Corporation, a Utah corporation ("Deer Trail") of 12900 Preston Road, Suite 1112, Dallas, Texas 75230, as Lessor and Unico, Incorporated, an Arizona corporation ("Unico") of P .0. Box 777, Magalia, California 95954, as Lessee.

      HEREAS Deer Trail is the owner of certain mining claims more fully described below (the "Claims") and desires to lease the Claims to Unico; and

     WHEREAS Deer Trail has taken all necessary board action and no shareholder action is necessary to approve the lease of the Claims to Unico;

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Property Leased and Purchase Option. In consideration of the royalties, covenants and agreements hereinafter expressed to be paid, kept and performed by Unico, Deer Trail hereby leases to Unico the following premises near Marysvale, Utah, County of Piute, consisting of patented and unpatented mining claims and mill sites:

                          See attached Exhibit A

The leased premises includes within its bounds, but is not limited to, those workings commonly known as the "Deer Trail Mine", the "PTH tunnel" and premises, the "Carisa and Lucky Boy mines" and the "deep target" molybdenum-copper prospect potential believed by Phelps Dodge and the U.S. Geological Service to exist, to the extent that the "deep target" lies beneath the claim groups described on Exhibit A. In the event Lessor acquires a group of approximately 33 claims adjoining the Claims described on Exhibit A, which claims where formerly owned by Joe Burns, Lessor grants to Lessee an option during the term of this lease to acquire said claims for Lessor's acquisition costs or staking costs for said claims and reimbursement to Lessor of its minimum annual assessment costs expended to maintain the claims from the time of acquisition to the time of exercise of the option.

     As additional consideration for the payment of the advance royalty, royalties and other commitments of Lessee found herein, Lessor hereby grants to Lessee an option to purchase all of the Claims and mill sites as described herein and on Exhibit A attached hereto including all dumps, equipment and personal property contained therein, commencing with the Effective Date of this Lease and for the following periods and prices:

          From 6/1/92 to 5/31/95          $1,000,000 total
          From 6/1/95 to 5/31/99          $2,000,000 total
          From 6/1/99 to 5/31/02          $4,000,000 total

Upon exercise of the purchase option and payment therefor in cash or certified funds, Lessor agrees to convey good and marketable title to the above described leased premises to Lessee free and clear of any liens, encumbrances, overriding royalties, carried interests (including but not limited to that of Phelps Dodge) or other interests, except such as may have arisen on account of Lessee's operation and lease of the premises. Upon exercise of the Purchase Option and payment therefor by Lessee, this Lease Agreement and all rights of either party thereto shall be extinguished and Lessee shall become the fee title owner of the above described Leased Premises.

     Lessee shall give Lessor 30 days advance written notice of its intention to exercise the purchase option, which notice shall be received by Lessor during the period for which the option price applies. (For instance, notice delivered to Lessor by Lessee on May 31, 1995 shall entitle Lessee to purchase the Claims for $1,000,000, though payment need not be made until the Lessor's option described below has been exercised or expired). Upon receipt of Lessee's notice of purchase, Lessor may at its option for 30 days, elect to retain a carried interest of 5% of net smelter returns from the Claims in perpetuity in lieu of the cash payment offered by Lessee for the Claims. Losses and profits allocable to said carried working interest shall be computed in the same manner as the 5% royalty referred to in paragraph 3 below. Lessor shall advise Lessee in writing by the 30th day after receipt of Lessee's purchase notice of its intent to take the carried interest in lieu of the cash payment. If Lessee has not received notice of election by Lessor by the thirtieth day, then it shall pay the applicable purchase price by the sixtieth day after the delivery of its original purchase notice and Lessor shall transfer fee title ownership of the Claims to Lessee. Should Lessee for any reason be unable to pay the purchase price, then the Mining Lease-Option to Purchase shall continue in full force and effect subject to its terms. In the event Lessor gives notice of its election to take the 5% carried interest, Lessee may within 30 days thereafter, at its sole option, and upon notice to Lessor, elect to reduce the carried interest by up to 50 percent. In such case, Lessee shall pay that portion of the applicable purchase price which corresponds to the percentage by which the carried royalty interest is reduced. For example, if under the $1,000,000 purchase price, Lessor elects to take the 5% carried interest in lieu of the cash price, then Lessee, at its option, may reduce the carried interest to as low as 2 1/2% and pay up to $500,000 cash purchase price for the reduction. As an additional example, if the cash purchase price were $2,000,000 and the Lessor elected the 5% carried interest in lieu of the cash payment, then Lessee could reduce the carried interest to as low as 2 1/2% by paying up to $1,000,000.

     Lessor agrees to furnish Lessee with copies of (or at its option to make available for copying by Lessee) all maps, drawings, reports and any available mine history, showing the location of drill holes, drifts driven, stockpiles, blocked out reserves, probable and or possible reserve estimates, assays, assay reports, development and other data, as is reasonably available to Lessor. Lessee agrees to return any and all such information to Lessor as soon as copied or within 30 days. Lessor shall furnish Lessee copies of drilling reports on the property at the time of signing of this Lease, which shall be returned to Lessor as provided above. At any termination of this lease, Lessee agrees to furnish any similar data or information as to its development of the Claims to Lessor on the same basis. Lessee agrees to accept the property "as is" and to indemnify and hold Lessor harmless for any damages incurred by Lessor arising out of damage to property or person of the employees or agents of Lessee, or any other person (other than the Lessor and those acting in Lessor's behalf) where such damage arises on account of or in connection with the use, operation or development of the property by Lessee. Lessee agrees to have in effect at the Effective Date and during the term of this lease a public liability insurance policy in a reasonable amount, being at least $1,000,000 per occurrence insuring against liability for damage to person or property which may arise from operation of the Lease.

     Lessor agrees, warrants and represents that its board of directors has taken all action necessary to enter into this Mining Lease-Option to Purchase Agreement and that shareholder approval of this Mining Lease-Option to Purchase Agreement is not necessary. Lessor further agrees, warrants and represents that neither the execution of this document nor the exercise of the purchase option by Lessee would result in the disposition of all or substantially all of the assets of Lessor so as to require shareholder approval under Utah law. Further, Lessor agrees, warrants and represents that in the event any shareholder of Lessor threatens to contest or contests, by court action or otherwise, the grant or validity of the Lease or the grant, validity or exercise of the purchase option thereunder, in any manner that it will indemnify and hold harmless Lessee from any and all damages, costs and attorneys fees it may suffer as a result of such contest and Lessor and I.N. Fehr, individually each agree to use their best efforts to obtain (and I.N. Fehr agrees to vote all stock he owns or controls in favor of) any shareholder approval or consent which may be determined to be required and in such event, Lessor and I.N. FEHR agree to recommend in writing approval of the Mining Lease-Option to Purchase to the shareholders of Deer Trail. Lessor further agrees to provide a legal opinion or such further assurances as Lessee may require during the term of this lease as to the agreements, representations and warranties contained in this paragraph.

     2. Term; Assignment. Unico shall hold the leased premises for the purpose of mining all kinds of minerals and ores for a period of six months from June 1, 1992 (the "Effective Date" ) and so long thereafter (but not to exceed 10 years maximum from the Effective Date) as the minimum royalty payments are being made, unless the lease is sooner terminated under any provision contained herein. Each party, with the prior written consent of the other, which consent shall not be unreasonably withheld, shall have the power to assign or sublet this lease or any interest hereunder. Notwithstanding the Effective Date, Unico shall have reasonable access to the premises prior to the Effective Date to prepare work plans and complete preliminary preparations.

     3. Duties of Lessee; Royalty. Unico agrees to perform all work in a thorough and workmanlike manner, to keep underground workings securely timbered, drained, and clear of loose rock and rubbish, to properly dispose of loose rock outside the mine, to assume payment of utility costs and taxes on the Claims estimated to be approximately $25,000 per year plus any increase due to Lessee's operations and normal cost increases over time, (such costs and taxes for the year this lease is signed shall be prorated between the parties as of the Effective Date: such utility costs are primarily to maintain and operate the water pumps and ventilating fans in the PTH tunnel): to keep accurate accounts, to render necessary statements to Deer Trail showing the amount and character of production, and to pay to Deer Trail, or its designated agent, as rental for the leased Claims, a five percent (5%) royalty upon all ore taken and sold from the premises. Royalty payments shall be based on the gross receipts received by Unico from sales of the mineral in the ore taken from the leased premises, less the actual cost of transportation from the mine to the receiving plant or smelter, and less any assaying, weighing, treatment and special sampling charges. Payments of royalty by Unico shall be made to Deer Trail at the above address, or its designated agent or bank by the 15th of the month next succeeding the calendar month during which Unico shall have received payment for such shipment. In addition to the royalty payments to be made, Unico agrees that if it moves and/or sells approximately 200 tons of marketable ore which has been broken out and is presently located in the ore bins at the 8,000 foot area of the PTH tunnel, that it will pay the net mill receipts from said 200 tons to Lessor, less Unico's cost of moving and shipping said ore. Lessor agrees that it has no objection to Lessee's employing the services of its employee Rell Frederick on a part time basis to assist in maintenance of the Claims.

     4. Minimum Royalty. Unico shall pay a minimum royalty of $4,000 per month to Deer Trail, regardless of the amount of actual production from the lease during a given month. A six month advance minimum royalty of $24,000 shall be paid upon signing of this lease for the first six months of the lease commencing with the Effective Date. The six month advance royalty shall guarantee a minimum lease term of six months from the Effective Date. The minimum royalty shall increase to $6,000 per month commencing in July, 1994, $8,000 per month commencing in July, 1997 and $10,000 per month commencing in July, 2000.

     5. Rate of production. Unico agrees to use its best efforts to mine and remove mineral ores from the leased premises beginning upon the Effective Date or as soon thereafter as is feasible, as rapidly and in such quantities each month as reasonably can be done, unavoidable delays, shortages of fuel and labor, market conditions, adverse weather and other conditions beyond the control of Unico to be taken into consideration as well as reasonable start-up time. A copy of Lessee's initial work plan is attached hereto as Exhibit A.

     6. Right of Access. Deer Trail or its designated representative, shall have the right, upon reasonable notice, to enter upon the leased premises to inspect the same or take samples therefrom, and Lessee will render to Lessor reasonable assistance in its power in so doing.

     7. Taxes and Assessments. Unico agrees to pay when due all taxes and assessments levied against the demised premises on account of the production of ore under this lease. All assessment work shall be performed and affidavits of labor recorded by Lessee in due time as may be required by law. To the extent that Lessee's operating expenditures on the premises exceed the minimum required to qualify for assessment work on the unpatented claims included in the leased premises, the excess may be reported by Lessor to qualify as assessment work on its contiguous unpatented claims as permitted by law.

     8. Default by Lessee. Unico agrees that in case of its failure in any substantial respect to keep and fulfill any one or more of the covenants or agreements herein or its failure to pay the minimum monthly royalty, it shall then be lawful for Lessor to declare this lease ended. Upon any default by Lessee, Lessor shall give Lessee written notice of such default and Lessee shall have thirty days (30 days) thereafter to correct such default. In the event of uncorrected default, (and also upon termination of this lease) Lessee agrees to surrender and deliver the Lessor quiet and peaceable possession of the leased premises. Upon termination of this lease, for any reason, Lessee shall have a period of 120 days in which to remove any and all of its own mining equipment being used in operating the leased premises or transporting ore from such operations.

     9. Successors and Assigns. All covenants and agreements contained herein shall extend to and be binding upon the heirs, legal representatives, successors, and assigns of the parties.

     10. Termination. Lessee may, at any time, surrender and terminate this lease upon giving to lessor sixty (60) days notice in writing and paying all royalties owing through the effective date of termination. The parties may also terminate this lease by mutual agreement. This Lease shall terminate 10 years from the Effective Date or upon execution of the Purchase Option and payment of the purchase price by Lessee. Lessor may terminate this lease as described in paragraph 8 above or otherwise as permitted by law.

     11. Mining Equipment. Unico shall be entitled to use Deer   Trail's on
site equipment, consisting of air pumps, ore cars, electrical stations, compressors, duct works, fans, trams, rails, hoists, excavating equipment and other equipment in the mine or located on the mining claims comprising the leased premises and shall upon termination of the lease, return such equipment to Deer Trail in as good a condition as received, reasonable wear and tear excepted. Unico shall conduct all maintenance and repair of such equipment during the term of the lease. Unico agrees not to remove such on site equipment from the leased premises.

     12. Compliance with Laws. All operations of Lessee shall be conducted so as to comply with the laws of the State of Utah and with all rules, regulations and requirements of federal authorities and Lessee agrees to indemnify and hold harmless Lessor for any obligations, liens or similar liabilities arising as a result of the operations of Lessee and constituting a lien or obligation against the premises. The parties understand and agree that the mine is an underground mine and that no significant reclamation of the mine site is anticipated following normal mining procedures on the Claims. Lessor is not aware of any notice of non-compliance from any governmental agency regarding the property, except as described on Exhibit B, which Exhibit and the agreement contained therein is incorporated herein by reference. Each party to this lease shall be responsible for any environmental, pollution or aesthetic requirements or liability legitimately made or assessed by a governmental entity attributable to each partys' respective period of occupancy and operation of the Claims. To the extent permitted by law, Lessee shall be entitled to any depletion allowance on the property as a result of its mining activities.

     13. Entire Agreement; Governing Law. This lease contains the entire agreement between the parties hereto and any amendments thereto shall be in writing. This lease shall be governed and construed under the laws of the State of Utah.

     EXECUTED as of the date first above written.

LESSEE:                         LESSOR:

UNICO, INCORPORATED             DEER TRAIL DEVELOPMENT CORPORATION


 /s/ Ray Brown                   /s/ I.N. Fehr
-----------------------        ---------------------------
Ray Brown, President            I.N. Fehr, President


As to the agreements, representations and warranties in the last paragraph of paragraph one of this agreement:



                                /s/ I.N. Fehr
                                ----------------------------
                                  I.N. Fehr, individually and as
                                  an authorized officer of Lessor

State of California     )
                        : ss.
County of Butte         )

     Personally appeared before me, Ray Brown, this 1st day of April, 1992, who declared to me that he is the President of Unico, Incorporated and acknowledged to me that he executed the foregoing lease on behalf of said corporation by authority of a resolution of its board of directors or bylaws.


 /s/ Marcella D. Sutcliffe
---------------------------
     NOTARY PUBLIC

Commission  Expires: 1-29-93
Residing At:


State of Texas          )
                        : ss.
County of Dallas        )

     Personally appeared before me, I.N. Fehr, this 30 day of March, 1992, who declared to me that he is the President of Deer Trail Development Corporation and acknowledged to me that he executed the foregoing lease on behalf of said corporation by authority of a resolution of its board of directors or bylaws.


 /s/ Jo Ann Turner
--------------------
   NOTARY PUBLIC

Commission  Expires: 7-12-94
Residing At:


State of Texas          )
                        : ss.
County of Dallas        )

     Personally appeared before me, I.N. Fehr, this 30 day of March, 1992, who acknowledged to me that he executed the foregoing lease as to the last paragraph of paragraph one in his individual capacity.


 /s/ Jo Ann Turner
---------------------
    NOTARY PUBLIC

Commission  Expires: 7-12-94
Residing At:

LEASE MADE 3-30-92, BETWEEN DEER TRAIL DEVELOPMENT CORPORATION, AS LESSOR AND UNICO, INCORPORATED, AS LESSEE

                                EXHIBIT A

Work Plan: The parties agree that the purpose of the Lease is to develop and prove the geologic potential of the Claims; Lessee agrees each year, by the Effective Date, to provide Lessor with a copy of its Work Plan with that objective for the ensuing Lease year, which Work Plan shall be delivered to Lessor for information purposes. The content of the Work Plan shall not require the consent of the Lessor but shall be in compliance with the terms of this Lease. The Description of claims leased consists of three pages attached hereto.

WHEN RECORDED MAIL TO:
Unico, Incorporated
c/o Ray C. Brown
P.O. Box 777
Magalia, CA 95954

                              NOTICE OF INTEREST

     Notice is hereby given that Unico, Incorporated, an Arizona corporation, claims an interest in the real property described on Exhibit A attached hereto, located in Piute County, Utah. Said interest is evidenced by that certain MINING LEASE AND OPTION TO PURCHASE dated March 30, 1992 wherein Deer Trail Development corporation is Lessor and Unico, Incorporated is Lessee. The property description attached hereto is a corrected description of the property subject to the aforementioned MINING LEASE AND OPTION TO PURCHASE.

Dated the 18th day of June, 1992

                              Unico, Incorporated



                                /s/ Ray C. Brown
                                --------------------
                                    Ray C. Brown, President

STATE OF CALIFORNIA     )
                        :ss.
COUNTY OF BUTTE         )

     On the 18th day of June, 1992 personally appeared before me Ray C. Brown, who being by me duly sworn, did say that he is the President of Unico, Incorporated and that he signed the foregoing notice of interest on behalf of the corporation by authority of its board of directors or bylaws and acknowledged to me that said corporation executed the same.


                               /s/ Marcella D. Sutcliffe
                                ---------------------------
                                    Notary Public

Commission Expires:
Residing in:

           UNPATENTED MINING CLAIMS - DEER TRAIL DEVELOPMENT CORP.
           ------------------------------------------------------

Name                                  Book        Page        BLM Serial No.
----                                  -----       -----       --------------

Apex Lode                              D           78         UMC 95578
Athenia                                D          423         UMC 95580
Buster No. 1-3                         G          460-461     UMC 95586-95588
Buster No. 4-9                         M          129-133     UMC 95689-95594
Caledonia Lode                         D          588         UMC 95596
Cinnabar Lode                          D          684         UMC 95599
Cliff No. 1-8 Lode                     D          371-374     UMC 95600-95607
Columbine Lode                         D          586         UMC 95608
Crest Lode                             D          452         UMC 95610
Deer Trail No. 11                      A          135         UMC 95612
Deer Trail No. 12-19                   A          142-145     UMC 95613-95620
Deer Trail No. 21-29                   24         114-120     UMC 95621-95629
Deer Trail No. 31                      L          599         UMC 95630
Deer Trail No. 32                      24         122-123     UMC 95631
Deer Trail No. 39-42                   B           99-101     UMC 95632-95635
Deer Trail No. 43-45                   B          245-247     UMC 95636-95638
Deer Trail No. 46-47                   B          245-246     UMC 95639-95640
Deer Trail No. 48                      B          270         UMC 95641
Deer Trail No. 49-54                   B          322-324     UMC 95642-95647
Deer Trail No. 55-71                   G          227-237     UMC 95648-95664
Deer Trail No. 72                      G          447         UMC 95665
Deer Trail Extension                   C          250         UMC 95666
Deer Trail Extension 1-11              C          250-254     UMC 95667-95677
Falcon Lode                            D          584         UMC 95682
Fire Fly Lode                          D          584         UMC 95682
Golden Eagle Lode                      D          563         UMC 95693
Gorge Lode                             D          453         UMC 95697
Grand View Lode                        D          423         UMC 95698
Jonquil Lode                           D          587         UMC 95705
Kiester                                D          586         UMC 95706
La Cigale                              D          587         UMC 95707
Linda Place Mining Claim               N          125         UMC 95709
Lower Contract                         D          450         UMC 95714

Monster #3-9                           B          123-126     UMC 95719-95725
Mountain Chief Amended                 D          589         UMC 95726
Mountain Chief 1-2                     M          128-129     UMC 95727-95728
Old Channel Lode                       M           81         UMC 95747
Old Channel Lode #1                    M           81         UMC 95748
Pluto Fraction                         N          273         UMC 95741
Porcupine Lode                         D          588         UMC 95742
Pyrite Lode                            D          585         UMC 95729
Portal Lode                            D          453         UMC 95749
Portal Lode 1-2                        M           82-83      UMC 95750-95751

Red Knoll Lode                         D          453         UMC 95731
Santa Maria                            D          464         UMC 95735
Snow Shoe Lode                         D          583         UMC 95760
Sylvia Placer Mining Claim             N          126         UMC 95763
Siver Wedge                            D          422         UMC 95737
Slope No. 1-3 Lode                     D          450-451     UMC 95754
Slope No. 4                            M           83         UMC 95755
Slope No. 5-6                          M          127         UMC 95756-95757
Tamarac Lode                           D          585         UMC 95764
The Reef Lode                          D          588         UMC 95732
Topaz Lode                             D          587         UMC 95768
Tomahawk Lode                          D          583         UMC 95767
Victory Lode                           D          586         UMC 95771
White Flint Lode                       D          423         UMC 95776
Wild Cat Lode                          D          585         UMC 95768
Woodland Lode                          D          451         UMC 95769
Hidden Treasure                        D          589         UMC 95701

             PATENTED MINING CLAIMS DEER TRAIL DEVELOPMENT CORP.
             ----------------------------------------------------
Name                                Recorded         Book             Page
-------                            --------         -----            ----

Cliff, #41                         04/23/1892        102              423
Deer Trail #1, #6365A              03/03/1919        274              139
Deer Trail #2, #6365A              03/03/1919        274              139
Deer Trail #3, #6353A              03/03/1919        274              139
Deer Trail #4 Lode, 6396           03/03/1919        274              411
Deer Trail #5, #6403A              04/22/1919        275               31
Deer Trail #7, #6403A              04/22/1919        275               31
Deer Trail #8-9-10-20-38           02/05/1925        288              177
#6V36
Deer Trail #30-33-34-35-36-37      08/29/1923        285              443
#6717
Deer Trail Fraction #37 #6720      09/23/1924        286              453
Deer Trail #42A (Pat "A"           04/23/1892         93              157
only)
Deer Trail Mill Site 42B
Dewitt & Ferguson #52A             05/11/1896        166              277
Dewitt & Ferguson Mill Site #52B
Green Eyed Monster 43A             04/23/1892         93              181
 (Pat "A" only)
Monster Apex #5972                 04/28/1910        259              495
Monster Apex #2, #5972             04/28/1910        259              495
Pluto #46                          06/02/1896        106              382
Sphinx #6397                       06/20/1919        274              425
Deer Trail #1 Millsite 6365 B      03/03/1919        274              139
Deer Trail #2 Millsite 6365 B      03/03/1919        274              139
Deer Trail #3 Millsite 6365BB      03/03/1919        274              139
Deer Trail #5 Millsite 6365 B      04/22/1919        275               31
Deer Trail #6 6403 A               04/22/1919        275               31

         UNPATENTED MINING CLAIMS - DEER TRAIL DEVELOPMENT CORP.

                                  Exhibit B

     Deer Trail Development Corporation has been contacted by the U.S. Forest Service which has informally requested that Deer Trail remove the dump material on the property or trade certain lands owned by Deer Trail in another area for patented claim rights to the lands underlying the dumps. Deer Trail is presently considering its response to the Forest Service's proposal and the Forest Service has not set a fixed deadline for compliance or resolution of the matter. Deer Trail believes that removal of the dump material will not be an issue while the mine is being operated. Should the Forest Service renew the issue during the term of the Mining Lease-Option to Purchase, Deer Trail agrees to work in good faith with the U.S. Forest Service to reach an agreement to resolve the matter, whether by land exchange or otherwise, at its own expense, so long as Unico continues to operate the property.